                                                                   Exhibit 12.01

               Travelers Property Casualty Corp. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)

                                                             Three Months Ended
                                                                 March 31,
                                                         1999                  1998
                                                         ----                  ----
Income before federal income taxes and cumulative
   effect of changes in accounting principles         $     451              $    486
Interest                                                     40                    41
Portion of rentals deemed to be interest                     11                    12
                                                       --------              --------
Earnings available for fixed charges                   $    502              $    539
                                                       ========              ========

Fixed charges:
     Interest                                          $     40              $     41
     Portion of rentals deemed to be interest                11                    12
                                                       --------              --------
     Total fixed charges                               $     51              $     53
                                                       ========              ========

Ratio of earnings to fixed charges                       9.84x                10.17x
                                                       ========              ========

The ratio of earnings to fixed charges is computed by dividing income before federal income taxes and cumulative effect of changes in accounting principles and fixed charges by the fixed charges. For purposes of this ratio, fixed charges consist of that portion of rentals deemed representative of the appropriate interest factor.